Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268257) and Form S-8 (Nos. 333-260620; 333-263352; 333-268258; 333-270173) of Arteris, Inc. (the “Company”), of our report dated February 28, 2023, relating to the consolidated financial statements as of and for the year ended December 31, 2022 of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.
/s/ Moss Adams LLP
San Francisco, California
February 20, 2024